Exhibit 99.1

Viela Bio Announces Final Results from Phase 1b Trial of VIB7734 in Patients with

Cutaneous Lupus Erythematosus

— VIB7734 potently depleted blood and tissue resident plasmacytoid dendritic cells, an important source of inflammatory mediators in autoimmune diseases —

—Treatment with VIB7734 resulted in clinically significant reduction in CLASI-A, a clinical measure of cutaneous lupus lesions —

— Results selected for oral presentation in “Late-Breaking Abstracts” session during the virtual American College of Rheumatology (ACR) Convergence 2020 —

Gaithersburg, MD—November 5, 2020—Viela Bio (Nasdaq:VIE), a biotechnology company dedicated to the discovery, development and commercialization of novel treatments for autoimmune and severe inflammatory diseases, today announced the final data from its Phase 1b trial of VIB7734 in patients with cutaneous lupus erythematosus (CLE). VIB7734 is a monoclonal antibody that targets plasmacytoid dendritic cells (pDC), a cell type thought to play a critical role in the pathogenesis of lupus and other autoimmune diseases. In this trial, treatment with VIB7734 was shown to potently deplete pDC, both in blood and in CLE skin lesions. Most patients experienced a clinically significant reduction in the extent and severity of skin lesions following treatment with VIB7734. Rates of adverse events were similar between VIB7734 and placebo groups. This trial was selected for an oral presentation during the “Late-Breaking Abstracts” session hosted by the American College of Rheumatology (ACR20) Convergence 2020 from November 5-9.

“These results build upon our previously reported data and suggest the potential of VIB7734 to treat autoimmune diseases in which pDCs play a key role. The study demonstrated that VIB7734 potently depleted pDCs and also reduced downstream inflammatory mediators such as type I interferons (IFN) in patients’ blood and inflamed skin,” said Jorn Drappa, M.D., Ph.D., Viela’s Chief Medical Officer. “Patients with CLE treated with VIB7734 showed clinically significant improvements in their skin lesions as measured by the CLASI-A compared to patients treated with placebo. Additionally, VIB7734 exhibited an acceptable safety profile in this Phase 1b study.”

Continued Dr. Drappa: “Based on these results, we recently selected systemic lupus erythematosus (SLE) as the lead indication for subsequent development. We are planning to initiate a Phase 2 trial in SLE early next year. We also look forward to studying VIB7734 in additional autoimmune inflammatory diseases where pDCs play an important role.”

Study Details

This Phase 1b clinical study enrolled three cohorts and was designed to evaluate the safety and tolerability of VIB7734 when given by three monthly subcutaneous doses at escalating dose levels. Cohort 1 enrolled patients with several autoimmune diseases thought to be driven by pDCs. Cohorts 2 and 3 enrolled active CLE patients with a CLASI-A ≥ 8. In cohorts 2 and 3, skin biopsies were taken before treatment and at Month 3 to enumerate pDCs and measure interferon mediated gene expression. A clinical disease activity score (CLASI-A) was also periodically measured in cohorts 2 and 3. The study enrolled a total of 31 patients.

Select highlights include:

•	Reductions in circulating pDCs were evident at week 1 and persisted throughout the 3-month treatment period;

•	The median percent change in the peripheral blood IFN signature score at month 3 was -54% in the VIB7734 50 mg group, -83% in the VIB7734 150 mg group, and +8% in the placebo group;

•	In post-treatment skin punch biopsies obtained after 3 months, the median percent change in pDC density was -87% for the 50 mg group, -99% for the 150 mg group, and -14% for the placebo group;

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At month 3, a ≥50% improvement in CLASI-A was observed in 75% of patients in the 150 mg group compared to 29% in the placebo group. 75% of subjects treated with the 150 mg dose of VIB7734 also achieved a 7-point or greater reduction in CLASI-A score at Month 3, compared to 14.3% of subjects in the placebo group;

•	No serious adverse events occurred in VIB7734-treated subjects;

•	The proportion of subjects with adverse event was similar in the combined VIB7734 and placebo groups (73% vs. 67%).

ACR20 Presentation Details

Abstract Title: Targeting Plasmacytoid Dendritic Cells Improves Cutaneous Lupus Erythematosus Skin Lesions and Reduces Type I Interferon Levels: Results of a Phase 1 Study of VIB7734

Presentation Type: Oral Presentation

Session: Late-Breaking Abstracts

Presentation Date/Time: Monday, November 9 at 12:30 PM—12:45 PM EST

Abstract ID: 948289

About VIB7734

VIB7734 is a novel candidate in development for the treatment of autoimmune diseases caused by the overproduction of type I interferons and other cytokines secreted by specialized innate immune cells called plasmacytoid dendritic cells (pDCs). VIB7734, a monoclonal antibody, is designed to target and bind to ILT7, a cell surface molecule specific to pDCs, leading to their depletion. In turn, this may also decrease other inflammatory cytokines such as TNF-α and IL-6, which are critical to the pathogenesis of a number of autoimmune diseases.

About Viela Bio

Viela Bio, headquartered in Gaithersburg, Maryland, is a biotechnology company dedicated to the discovery, development and commercialization of novel treatments for autoimmune and severe inflammatory diseases. For more information, please visit www.vielabio.com.

Forward Looking Statements

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. All statements, other than statements of historical facts, contained in this press release, including statements regarding the potential benefits of VIB7734 and the initiation, timing, progress and results of our completed, ongoing and planned clinical trials for VIB7734 are forward-looking statements. In some cases, you can identify forward-looking statements by terminology such as “anticipate,” “believe,” “estimate,” “expect,” “intend,” “may,” “plan,” “predict,” “project,” “target,” “potential,” “will,” “would,” “could,” “should,” “continue” or the negative of these terms or other comparable terminology, which are intended to identify forward-looking statements, although not all forward-looking statements contain these identifying words. We may not actually achieve the plans, intentions or expectations disclosed in our forward-looking statements, and you should not place undue reliance on our forward-looking statements. Actual results or events could differ materially from the plans, intentions and expectations disclosed in the forward-looking statements we make. Various factors may cause differences between our expectations and actual results as discussed in greater detail in our filings with the Securities and Exchange Commission (SEC), including without limitation, the risks and uncertainties described in the section entitled “Risk Factors” in our annual report on Form 10-K for the year ended December 31, 2019 that was filed with the SEC on March 25, 2020 and our subsequent periodic and current reports filed with the SEC. We do not assume any obligation to update any forward-looking statements, whether as a result of new information, future events or otherwise, except as required by law.

Source: Viela Bio

Contacts:

Investors:

Solebury Trout

Chad Rubin

646-378-2947

crubin@soleburytrout.com

Media:

Solebury Trout

Amy Bonanno

914-450-0349

abonanno@soleburytrout.com

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